Exhibit 99.5

LIMINATUS PHARMA, LLC

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash	$35	$56
Loan receivable	4,244	3,669
Deferred transaction costs	1,513	1,401
Prepaid and other current assets	206	156
Total current assets	5,998	5,282

Non-current assets:
Due from related party, non-current	126	126
Property and equipment, net	1	1
Total non-current assets	127	127

TOTAL ASSETS	$6,125	$5,409

LIABILITIES AND MEMBERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$1,717	$1,484
Accrued interest, related parties	1,071	955
Due to research and development partner	1,782	1,782
Due to related parties	177	195
Accrued maintenance fee	360	360
Short-term debt, related parties	20,686	19,973
Total liabilities	25,793	24,749

COMMITMENTS AND CONTINGENCIES (Note 8)

Members' deficit:
Class A Member Units	4,547	4,547
Class B Member Units	167	167
Additional paid-in capital	4,611	4,611
Accumulated deficit	(28,993)	(28,665)
Total members' deficit	(19,668)	(19,340)
TOTAL LIABILITIES AND MEMBERS' DEFICIT	$6,125	$5,409

The accompanying notes are an integral part of these unaudited condensed financial statements.

LIMINATUS PHARMA, LLC

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except member unit and per member unit data)

	For the three months ended March 31,
	2025	2024
Operating expenses:
General and administrative	$264	$96
Research and development	-	1,614
Total operating expenses	264	1,710
Loss from operations	(264)	(1,710)
Other income (expense):
Interest expense, related parties	(116)	(63)
Interest income	52	19
Total other income (expense), net	(64)	(44)
Net loss	$(328)	$(1,754)

Net loss per Class A member unit, basic and diluted	$(0.00)	$(0.01)
Net loss per Class B member unit, basic and diluted	$(0.01)	$(0.05)
Weighted average Class A member units outstanding, basic and diluted	95,555,554	95,555,554
Weighted average Class B member units outstanding, basic and diluted	16,666,666	16,666,666

The accompanying notes are an integral part of these unaudited condensed financial statements.

LIMINATUS PHARMA, LLC

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

(in thousands, except member unit data)

For the three months ended March 31, 2024

	Class A Member Units		Class B Member Units		Additional Paid- in	Accumulated	Total Members'
	Units	Amount	Units	Amount	Capital	Deficit	Deficit
Balance at December 31, 2023	95,555,554	$4,547	16,666,666	$167	$4,611	$(25,119)	$(15,794)
Net loss	-	-	-	-	-	(1,754)	(1,754)
Balance at March 31, 2024 (unaudited)	95,555,554	$4,547	16,666,666	$167	$4,611	$(26,873)	$(17,548)

For the three months ended March 31, 2025

	Class A Member Units		Class B Members Units		Additional Paid-in	Accumulated	Total Members'
	Units	Amount	Units	Amount	Capital	Deficit	Deficit
Balance at December 31, 2024	95,555,554	$4,547	16,666,666	$167	$4,611	$(28,665)	$(19,340)
Net loss	-	-	-	-	-	(328)	(328)
Balance at March 31, 2025 (unaudited)	95,555,554	$4,547	16,666,666	$167	$4,611	$(28,993)	$(19,668)

The accompanying notes are an integral part of these unaudited condensed financial statements.

LIMINATUS PHARMA, LLC

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	For the three months ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(328)	$(1,754)
Changes in operating assets and liabilities:
Prepaid and other current assets	(50)	(18)
Accounts payable and accrued expenses	121	6
Accrued maintenance fee	-	360
Accrued interest, related parties	116	63
Due to research and development partner	-	469
Due to related parties, current	(18)	2
Net cash used in operating activities	(159)	(872)
Cash Flows from Investing Activities:
Loans to IRIS Acquisition Corp	(575)	(700)
Net cash used in investing activities	(575)	(700)
Cash Flows from Financing Activities:
Proceeds from issuance of short-term debt, related party	713	1,200
Payment of deferred transaction costs	-	(36)
Net cash provided by financing activities	713	1,164

Net change in cash	(21)	(408)
Cash, beginning of the period	56	434
Cash, end of the period	$35	$26

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash financing and investing activities:
Deferred transaction costs in accounts payable	$112	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

LIMINATUS PHARMA, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

(Unaudited)

Note 1. Organization and Description of Business Operations

Liminatus Pharma, LLC (“Liminatus” or the “Company”) was formed by issuing member units to Consonatus, Inc. (the “Initial Member”), which is controlled by Chris Kim, the Chief Executive Officer (“CEO”) of the Company, on April 12, 2018 under the laws of Delaware. The liability of the members of the Company is limited to the extent that each member is not personally liable for the Company’s debt or other financial obligations. Liminatus is a pre-clinical stage, single-asset biopharmaceutical company. Liminatus is developing novel cancer therapies that exploit the body’s immune system. The Company’s clinical candidate is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s (code name: IBA101) initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer.

The Company is subject to the uncertainty of whether the Company’s intellectual property will develop into successful commercial products.

Business Combination

On November 30, 2022, Iris Acquisition Corporation, a Delaware corporation (“Iris”), Iris Parent Holding Corp. (“ParentCo”), Liminatus, Liminatus Pharma Merger Sub, Inc. (“Liminatus Merger Sub”) and SPAC Merger Sub, Inc. (“SPAC Merger Sub”) entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

On April 30, 2025 (the “Closing Date”), ParentCo consummated the business combination contemplated by the Business Combination Agreement, whereby (a) Liminatus Merger Sub merged with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub mergerd with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger as a direct wholly-owned subsidiary of ParentCo (the transactions contemplated by the foregoing clauses (a) and (b) the “Business Combination”). Upon the closing of the Business Combination, the combined company was named “Liminatus Pharma, Inc.”

Pursuant to the Business Combination Agreement, among other matters, at the effective time of the Business Combination (the “Effective Time”), (i) every issued and outstanding security issued by Iris during its initial public offering (each, an “Iris Unit”) was automatically separated and broken out into its constituent parts and the holder thereof was deemed to hold one share of Iris Class A Common Stock, par value $0.0001 per share (the “Iris Class A Shares”) and one-fourth of one whole redeemable warrant that was included as part of each Iris Unit (the “Public Warrants”), and such underlying constituent securities of Iris were converted in accordance with the applicable terms of the Business Combination Agreement, (ii) at the Effective Time, each issued and outstanding Iris Class A Share was converted automatically into and thereafter represent the right to receive one share of common stock, par value $0.0001 per share (“Common Stock”), of ParentCo, following which all Iris Class A Shares ceased to be outstanding and were automatically canceled and ceased to exist, (iii) at the Effective Time, each issued and outstanding Public Warrant immediately and automatically represented the right to purchase shares of Common Stock on the same terms and conditions as are set forth in the applicable warrant agreement, (iv) at the Effective Time, each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of its initial public offering, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share, except those issued to Cantor Fitzgerald & Co. (“Cantor”), were forfeited, and (v) the private placement warrants issued to Cantor immediately and automatically represented the right to purchase shares of Common Stock.

Upon the consummation of the Business Combination, the Iris Class A Shares, Iris Units and Public Warrants ceased trading on the OTC Pink Marketplace, and the Common Stock and Public Warrants began trading on The Nasdaq Stock Market (“Nasdaq”) under the trading symbols “LIMN” and “LIMNW,” respectively, on May 1, 2025.

In connection with the closing of the Business Combination, pursuant to the terms of the Business Combination Agreement, the Company’s securityholders received 17,500,000 newly issued shares of ParentCo’s Common Stock (based on a deemed price of $10.00 per share of Common Stock), with an aggregate equity value of $175.0 million.

Going Concern, Liquidity and Capital Resources

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months after the unaudited condensed financial statements are issued.

The Company’s cash requirements include, but are not limited to, research and development costs, license fees and working capital requirements. Due to these cash requirements, the Company does not believe that it will have sufficient cash to fund operations for one year after the date that the accompanying unaudited condensed financial statements are issued.

The Company has incurred operating losses since inception and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. The Company has an accumulated deficit of $29.0 million as of March 31, 2025 and a loss from operations and net loss of $0.3 million for the three months ended March 31, 2025. To date, the Company has been funded by issuing Class A and Class B member units and debt financing. As of December 31, 2024, the Company has approximately $35 thousand of cash.

Based on the above, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the accompanying unaudited condensed financial statements are issued. The Company’s financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Managements plans relating to the above matter include raising additional cash through equity and debt financings or other arrangements to fund operations. There can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued member units may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to members. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.

Note 2. Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) ASC, as well as the reporting requirements stipulated by the Securities Exchange Commission, and include all adjustments necessary for the fair presentation of the Company’s financial position, operating results and cash flows for the periods presented. The unaudited condensed financial statements do not include all of the disclosures required by U.S. GAAP for annual financial statements and should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2024 (the “Annual Financial Statements”). In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments necessary to fairly present its financial position as of March 31, 2025, its results of operations for the three months ended March 31, 2025 and 2024, its cash flows for the three months ended March 31, 2025 and 2024, and its changes in members’ deficit for the three months ended March 31, 2025 and 2024. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 2025 or any future period. The condensed balance sheet as of December 31, 2024 was derived from the Annual Financial Statements but does not contain all of the footnote disclosures from the Annual Financial Statements.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting periods. Actual results may differ materially and adversely from these estimates.

Risks and Uncertainties

The Company is subject to risks common to early-stage companies in the biotechnology industry, including, but not limited to, development by the Company or its competitors of technological innovations, risks of failure of clinical studies, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and ability to transition from preclinical manufacturing to commercial production of products.

The Company’s future product candidates will require approvals from the U.S. Food and Drug Administration and comparable foreign regulatory agencies prior to commercial sales in their respective jurisdictions. There can be no assurance that any product candidates will receive the necessary approvals. If the Company is denied approval, approval is delayed or the Company is unable to maintain approval for any product candidate, it could have a material adverse impact on the Company.

Segments

The Company’s chief operating decision maker (“CODM”), the Chief Executive Officer, manages the Company’s business activities as a single operating and reportable segment. Accordingly, the Company’s CODM uses net income/loss to measure the Company’s single segment’s performance and allocate resources. Further, the CODM reviews and utilizes functional expenses (general and administrative and research and development) to manage the Company’s operations. The Company’s general and administrative expenses for each of the three months ended March 31, 2025 and 2024 included approximately $38 thousand of compensation expenses related to the compensation agreement the Company has executed with its Chief Executive Officer. The remaining general and administrative expenses are related to legal and accounting-related expenses for contractors. The Company’s research and development expenses did not include any compensation-related expenses. Other segment items included in net loss are interest expense, related parties and interest income which are reflected in the Company’s unaudited condensed statements of operations.

Cash

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which can exceed government insured limits. As of March 31, 2025 and December 31, 2024, the Company has not experienced losses on its cash accounts and management believes the Company is not exposed to significant risks on such accounts.

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2025 and December 31, 2024.

Deferred Transaction Costs

Deferred transaction costs represent costs incurred in connection with preparation for the proposed business combination which deferred until the business combination is completed and will be considered a reduction in additional paid in capital upon the business combination.

Loan Receivable

The Company accounts for its loan receivable at amortized cost, net of expected credit losses. The Company provides reserves against its loan receivable balance for estimated credit losses, if any, that may result from a counterparties inability to pay based on the composition of the loan receivable, current economic conditions and, historical credit loss activity and future expected conditions and market trends (such as general economic conditions, other macroeconomic and microeconomic events, etc.). Changes in circumstances relating to these factors may result in the need to increase or decrease the allowance for credit losses in the future. Amounts deemed uncollectible are charged or written-off against the reserve. As of March 31, 2025 and December 31, 2024, no expected credit losses were recorded related to the loan receivable.

Fair Value of Financial Instruments

The Company’s financial assets and liabilities are accounted for in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 inputs that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the instrument’s anticipated life.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgement. Accordingly, the degree of judgement exercised by management in determining fair value is greatest for instruments categorized as Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying values reported in the Company’s unaudited condensed balance sheets for loan receivable, amounts due to research and development partner, due from related party, accounts payable and accrued expenses, short-term debt, accrued interest, related parties and due to related parties are reasonable estimates of their fair values due to the short-term nature of these items.

Research and Development Expenses

Research and development expenses consist of costs incurred by Targeted Diagnostics & Therapeutics, Inc. (“TDT”) who was performing the research and development activities for the Company in accordance with the license agreements with TDT and the annual fee paid to TDT and are recorded as research and development expenses as incurred (see Note 3).

Net Loss per Member Unit

The Company calculates basic and diluted net loss per member unit in accordance with the two-class method required for participating securities. The Company has two classes of member units, which are referred to as Class A member units and Class B member units. Class B member units are allocated 51% of earnings and losses, and Class A member units are allocated 49% of earnings and losses. The two-class method requires net loss for the period to be allocated between the member units.

Basic net loss per member unit is computed by dividing net loss by the weighted-average number of member units outstanding during the period. Diluted net loss per member unit excludes the potential impact of the Company’s warrants and options because their effect would be anti-dilutive due to the Company’s net loss for the periods presented.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per member unit for each class of member units (in thousands, except member unit and per member unit information):

	For the three months ended March 31,
	2025		2024
	Class A	Class B	Class A	Class B
Basic and diluted net loss per member unit:
Numerator:
Net loss	$(161)	$(167)	$(859)	$(895)
Denominator
Basic and diluted weighted average units outstanding	95,555,554	16,666,666	95,555,554	16,666,666
Basic and diluted net loss per member unit	$(0.00)	$(0.01)	$(0.01)	$(0.05)

Recently Adopted Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in this ASU must be applied on a retrospective basis to all prior periods presented in the financial statements and early adoption is permitted. The Company adopted this standard on January 1, 2025 and determined that the adoption does not have a material impact on these unaudited condensed financial statements.

Recently Issued Accounting Pronouncements

On November 4, 2024, the FASB issued ASU 2024-03, Accounting Standards Update 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in this ASU do not change or remove current expense disclosure requirements; however, the amendments affect where such information appears in the notes to financial statements because entities are required to include certain current disclosures in the same tabular format disclosure as the other disaggregation requirements in the amendments. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the potential impact that the adoption of this standard will have on its financial statements.

Management does not believe that any additional recently issued, but not yet effective, accounting standards, if currently adopted, would have a material impact on the Company’s unaudited condensed financial statements.

Note 3. License Agreements

CAR-T Products License

In June 2018, the Company entered into a license and development agreement with TDT (the “CAR-T License”), whereby the Company received an exclusive license to develop and commercialize chimeric antigen receptor (“CAR-T”) products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a CAR-T product (the “CAR-T Diagnostics”). Under the CAR-T License, the Company made an upfront payment recorded as research and development expenses in the year ended December 31, 2018 and funded all of the development costs for the CAR-T products and the CAR-T Diagnostics which began with an upfront payment made during the year ended December 31, 2018 of $5.0 million, recorded as advances for research and development in the balance sheets. The Company amortizes the advances to research and development expenses in the unaudited condensed statements of operations as costs are incurred by TDT, based on annual budgets approved jointly by Liminatus and TDT. As of March 31, 2025 and December 31, 2024, all of the amounts funded have been utilized. The Company was also obligated to pay a $0.5 million annual maintenance fee for the license which is included in research and development expenses in the unaudited condensed statements of operations. Unpaid annual maintenance fees become short-term debt that bears interest of 1.5% per month on a compounded basis.

Prior to the completion of the Phase I and Phase II clinical trials for the CAR-T product, the Company was obligated to advance the funding for the Phase II and Phase III clinical trials, respectively, estimated at $20.0 million for each phase.

In addition to the funding for the CAR-T development, the Company was obligated to make four developmental and regulatory milestone payments for the first CAR-T product that was developed aggregating up to $15.0 million. After the first four developmental and regulatory milestone payments were made, the Company was obligated to pay four developmental and regulatory milestones aggregating up to $7.5 million for each additional CAR-T product that was developed.

In further consideration of the license, the Company also agreed to pay a low double digit royalty rate (10% – 15%) based on annual net sales of CAR-T products or CAR-T Diagnostics on a country-by-country basis for the period from the first commercial sale of the CAR-T product or CAR-T Diagnostic until the CAR-T product or CAR-T Diagnostic’s patent expires in an individual country. Once the CAR-T product or CAR-T Diagnostic’s patent expires in an individual country, the Company agreed to pay a mid-single digit royalty rate (5% – 9%) based on annual net sales of CAR-T products and CAR-T Diagnostics on a country- by-country basis. Royalties were payable on a country-by-country basis for a period of ten years from the first commercial sale of the CAR-T product or CAR-T Diagnostic.

As of March 31, 2025 and December 31, 2024, the Company did not owe any developmental or regulatory milestone payments or royalty payments under the CAR-T License.

On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the license and development agreement. See section titled Termination of CAR-T Products and Vaccine Products Licenses from TDT for further detail.

Vaccine Products License

On April 10, 2020, the Company was assigned a license and development agreement with TDT (the “Vaccine License”), whereby the Company received an exclusive license to develop and commercialize vaccine products (the “Vaccine Products”) and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a Vaccine Product (the “Vaccine Diagnostics”). Under the Vaccine License, the Company was responsible for all of the development costs for the Vaccine Products after the upfront payment of $4.0 million, which was paid by Viral Gene, of which Chris Kim is also the CEO, to TDT. The Company was also obligated to pay a $0.4 million annual maintenance fee for the license which is included in research and development expenses in Company’s unaudited condensed the statements of operations. Unpaid annual maintenance fees will become short-term debt that bears interest of 1.5% per month on a compounded basis.

The Company amortizes the amounts due to research and development partner in the Company’s unaudited condensed balance sheets to research and development expenses in the unaudited condensed statements of operations as costs are incurred by TDT, based on annual budgets approved jointly by Liminatus and TDT.

In addition to the funding for the Vaccine Products development, the Company was obligated to make four developmental and regulatory milestone payments for the first Vaccine Product that was developed aggregating up to $12.0 million. After the first four developmental and regulatory milestone payments are made, the Company was obligated to pay four developmental and regulatory milestones aggregating up to $6.0 million for each additional Vaccine Product that is developed. As of March 31, 2025 and December 31, 2024, all the amounts funded have been utilized.

In further consideration of the license, the Company also agreed pay a low double digit royalty rate (10% – 15%) based on annual net sales of Vaccine Products or Vaccine Diagnostics on a country-by-country basis for the period from the first commercial sale of the Vaccine Product or Vaccine Diagnostic until the Vaccine Product or Vaccine Diagnostic’s patent expires in an individual country. Once the Vaccine Product or Vaccine Diagnostic’s patent expires in an individual country, the Company agreed to pay a mid-single digit royalty rate (5% – 9%) based on annual net sales of Vaccine Products and Vaccine Diagnostics on a country- by-country basis. Royalties were payable on a country-by-country basis for a period of ten years from the first commercial sale of the Vaccine Product or Vaccine Diagnostic.

As of March 31, 2025 and December 31, 2024, the Company did not owe any developmental or regulatory milestone payments or royalty payments under the Vaccine License.

On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the license and development agreement. See section titled Termination of CAR-T Products and Vaccine Products Licenses from TDT for further detail.

Termination of CAR-T Products and Vaccine Products Licenses from TDT

As of March 31, 2025 and December 31, 2024, the Company owes $2.2 million to TDT for research and development for the aggregate CAR-T Products and Vaccine Licenses, which is included in the due to research and development partner on the unaudited condensed balance sheets, and accrued maintenance fees on the unaudited condensed balance sheets.

On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the license and development agreement, dated June 10, 2018, between TDT and Liminatus. As of August 2024, the CAR-T License and Vaccine License have been terminated.

As of March 31, 2025, the Company and TDT are engaged in negotiations associated with the amounts due to TDT of $2.2 million on the Company’s unaudited condensed balance sheets. Due to the termination of the license and development agreement between the Company and TDT, the Company is not certain as to the amounts it will be required to pay to TDT, if any. As of March 31, 2025, no agreement has been reached between the parties. As such, the Company has not reversed the amounts due to TDT and will not do so until a final agreement has been executed between the two parties in accordance with ASC 450-30, Contingencies - Gain Contingencies.

CD47 License

In October 2022, the Company was assigned a license and development agreement, as amended, with InnoBation (the “CD47 License”), whereby, effective March 31, 2023, the Company received an exclusive license to develop and commercialize products for the CD47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD47 products (collectively, “CD47 Products”), from Curis Biotech Holdings LLC, the parent company of Valetudo, a related party of the Company, in exchange for 78,555,554 of the Company’s Class A member units. The license was recorded at Valetudo’s cost basis of zero, and the Company recorded a $0.8 million Class A membership interest with an offset to additional paid-in capital on the balance sheets. The Company is obligated to pay all development costs for CD47 Products.

The Company has not paid and does not owe any license fees, management fees, developmental or regulatory milestone payments or royalty payments under the CD47 License through March of 2025.

Note 4. Related Parties

Related Party Debt

Feelux Bonds

On September 15, 2018, the Company issued $10.0 million of bonds to Feelux Co., Ltd., the parent company of Car-Tcellkor, Inc. (“Car-Tcellkor”) (see below), the only holder of Class A member units (the “Feelux Bonds”). The bonds bear interest at 1% per annum, compounded annually, and were due on October 30, 2021.

In connection with the issuance of the Feelux Bonds, the Company issued 6,666,666 equity-classified warrants to purchase member units at a price of $1.50 per unit, which expired on June 30, 2023. The fair value of the warrants to purchase member units of $6.4 million was estimated using the option pricing framework on the issuance date. The Company’s assumptions included (a) its expected stock volatility of 82.0% based on the historical volatility of a publicly traded set of peer companies, (b) the contractual term of five years, (c) the risk-free interest rate of 2.9% based on the U.S. Treasury yield curve in effect at the time of grant of the award for a five-year contractual term and (d) no expected dividends.

The $10.0 million of proceeds from the Feelux Bonds were allocated to the bonds and warrants using the relative fair value method resulting in a debt discount for the relative fair value of the warrants of $4.5 million that was amortized to interest expense over the term of the Feelux Bonds using the effective interest method using an effective interest rate of 21.0%.

As of March 31, 2025 and December 31, 2024, the Feelux Bonds have a carrying amount of $10.0 million and are included in short-term debt, related parties in the unaudited condensed balance sheets. As of March 31, 2025 and December 31, 2024, the related accrued interest of the Feelux Bonds was $0.7 million and $0.6 million, respectively, and is included in accrued interest, related parties in the unaudited condensed balance sheets. For the three months ended March 31, 2025 and 2024, the Company recorded less than $0.1 million, respectively, of interest expense in the unaudited condensed statements of operations for the Feelux Bonds. The debt discount was fully amortized prior to the year ended December 31, 2021 (see Note 5).

See Note 5 for discussion related to bonds which have passed their maturity dates.

Car-Tcellkor Loan

On May 18, 2019, the Company borrowed $0.8 million from its parent at the time of the loan, Car- Tcellkor (the “Car-Tcellkor Loan”). The Car-Tcellkor Loan does not bear interest and was due on March 18, 2020. In November 2022, the maturity date was extended to May 18, 2023. As of March 31, 2025 and December 31, 2024, the Car-Tcellkor Loan of $0.8 million is recorded in short-term debt, related parties in the unaudited condensed balance sheets (see Note 5).

See Note 5 for discussion related to notes which have passed their maturity dates.

Valetudo Loans

On December 1, 2022, the Company borrowed $0.7 million from Valetudo Therapeutics LLC (“Valetudo”), a related party of the Company due to having common executives, in conjunction with the repayment of $0.7 million of membership interest from a member (see Note 6) (the “Valetudo Loan”). The Valetudo Loan bears no interest and was due on June 1, 2023.

In June 2023, the Company borrowed an additional $0.3 million and $0.2 million (the “Valetudo June 2023 Loans”). The Valetudo June 2023 Loans bear no interest and were due in December 2023.

In July 2023, the Company borrowed an additional $0.3 million (the “Valetudo July 2023 Loan”). The Valetudo July 2023 Loan bears interest at 6% per annum and was due on January 9, 2024.

In August 2023, the Company borrowed an additional $0.3 million and $0.2 million (the “Valetudo August 2023 Loans”). The Valetudo August 2023 Loans each bear interest at 6% interest per annum and were due on January 31, 2024 and February 2, 2024, respectively.

In November 2023, the Company borrowed an additional $0.2 million (the “Valetudo November 2023 Loan”). The Valetudo November 2023 Loan bears interest at 6% per annum and was due on January 26, 2024.

In January 2024, the Company borrowed an additional $0.6 million and $0.2 million (the “Valetudo January 2024 Loans”). The Valetudo January 2024 Loans each bear interest at 6% per annum and were due on February 28, 2024.

As of March 31, 2025 and 2024, the loans from Valetudo of $2.8 million are recorded in short-term debt, related parties in the unaudited condensed balance sheets (see Note 5). As of March 31, 2025 and December 31, 2024, the related accrued interest of the loans from Valetudo was $0.1 million, respectively, and is included in accrued interest, related parties in the unaudited condensed balance sheets. For the three months ended March 31, 2025 and 2024, interest expense related to the Valetudo loans was less than $0.1 million, respectively.

See Note 5 for discussion related to notes which have passed their maturity dates.

Ewon Loans

On December 12, 2022, the Company borrowed $5.0 million from Ewon Comfortech Co., Ltd. (“Ewon”), a member and related party of the Company (the “Ewon Loan”). The Ewon Loan bears interest at 2% per annum and was due on December 12, 2023, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Iris Business Combination. The Ewon Loan has an option to purchase $5.0 million of preferred membership interest in the Company for repayment at the closing of the Iris Business Combination. In February 2023, the Company repaid $1.0 million of the short-term loan. In March 2023, the Company repaid an additional $2.0 million of the loan.

On September 10, 2023, the Company entered into a loan agreement to borrow $0.2 million from Ewon (“Ewon September 2023 Loan”). The Ewon September 2023 Loan bears interest of 2% per annum and was due on September 9, 2024, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Iris Business Combination. The Ewon September 2023 Loan has the option to purchase $0.2 million of preferred membership interest in the Company for repayment at the closing of the Iris Business Combination.

On December 19, 2023, the Company and Ewon entered into an additional loan agreement and the Company borrowed $1.0 million (the “Ewon December 2023 Loan”). The Ewon December 2023 Loan bears no interest.

As of March 31, 2025 and December 31, 2024, the balance of $3.2 million of the Ewon loans is recorded in short-term debt, related parties in the unaudited condensed balance sheets (see Note 5). As of March 31, 2025 and December 31, 2024, the related accrued interest of the loans from Ewon was $0.1 million, respectively, and is included in accrued interest, related parties in the unaudited condensed balance sheets. For the three months ended March 31, 2025 and 2024, interest expense related to the Ewon loans was approximately $0.1 million, respectively.

See Note 5 for discussion related to notes which have passed their maturity dates.

Prophase Loans

On September 7, 2023, the Company entered into a short-term loan agreement with Prophase Sciences LLC (“Prophase”), a related party of the Company (the “Prophase Loan”). The loan stipulates that $0.1 million would be loaned immediately, and an additional $0.2 million would be loaned within a month from the date of the loan agreement. The Prophase Loan bears no interest and is payable by the first anniversary of the month of the loan agreement. The Company repaid the $0.1 million on September 12, 2023.

On December 11, 2023, the Company borrowed an additional $0.2 million from Prophase. The loan bears no interest and was due on or before December 21, 2024 or upon failure to close the Iris Business Combination. The Company repaid the $0.2 million on December 21, 2023.

On February 26, 2024, the Company borrowed an additional $0.2 million from Prophase (the “Prophase February 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties.

On March 6, 2024, the Company borrowed an additional $0.3 million from Prophase (the “Prophase March 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties.

On April 1, 2024, the Company borrowed an additional $0.3 million from Prophase (the “Prophase April 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties.

In May 2024, the Company borrowed an additional $0.8 million from Prophase (the “Prophase May 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $0.8 million Prophase May 2024 Loans, $0.3 million was due on June 1, 2024 and $0.5 million was due on July 1, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties.

In July 2024, the Company borrowed an additional $83,000 from Prophase (the “Prophase July 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $83,000 Prophase July 2024 Loans, $30,000 was due on September 14, 2024, $3,000 was due on September 24, 2024 and $50,000 was due on September 29, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties.

In August 2024, the Company borrowed an additional $50,000 from Prophase (the “Prophase August 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $50,000 Prophase August 2024 Loans, $30,000 was due on October 12, 2024 and $20,000 was due on October 13, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties.

In February of 2025, the Company borrowed an additional $0.2 million from Prophase (the “Prophase February 2025 Loan”). The Prophase February 2025 Loan bears interest at 6% per annum and is due on April 11, 2025, which may be extended upon mutual agreement of the parties.

In March of 2025, the Company borrowed $0.2 million from Prophase (the “Prophase March 2025 Loan”). The Prophase March 2025 Loan bears interest at 6% per annum and is due on June 6, 2025, which may be extended upon mutual agreement of the parties.

As of March 31, 2025 and December 31, 2024, the balance of the Prophase loans is $2.0 million and $1.6 million, respectively. As of March 31, 2025 and December 31, 2024, the related accrued interest of the loans from Prophase was $0.1 million, respectively, and is included in accrued interest, related parties in the unaudited condensed balance sheets. For the three months ended March 31, 2025 and 2024, interest expense related to the Prophase Loans was less than $0.1 million, respectively.

See Note 5 for discussion related to notes which have passed their maturity dates.

Hana Loans

On August 1, 2024, the Company borrowed $0.9 million from Hana Immunotherapeutics, LLC (“Hana”), a related party of the Company due to having common executives (the “Hana Loans”). The Hana Loans bear interest at 6% per annum and were due on September 30, 2024 and October 26, 2024, which may be extended upon mutual agreement of the parties.

As of March 31, 2025 and December 31, 2024, the balance of the Hana Loans is $0.9 million, respectively. As of March 31, 2025 and December 31, 2024, the related accrued interest of the loans from Hana was less than $0.1 million, respectively, and is included in accrued interest, related parties in the unaudited condensed balance sheets. For the three months ended March 31, 2025 and 2024, interest expense related to the Hana Loans was less than $0.1 million and $0, respectively.

See Note 5 for discussion related to notes which have passed their maturity dates.

Amantes Loans

On November 1, 2024, the Company borrowed $0.4 million from Amantes LLC (“Amantes”), a related party of the Company due to having common executives, pursuant to a loan agreement between the Company and Amantes (the “Amantes Loan”). On November 27, 2024, the Company borrowed an additional $0.3 million from Amantes (the “Additional Amantes Loan”) (together with the Amantes Loan, the “Amantes November 2024 Loans”). The Amantes November 2024 Loans bear interest at 6% per annum and are due on January 1, 2025.

On January 2, 2025 and January 23, 2025, the Company borrowed a total of $0.3 million from Amantes, pursuant to loan agreements between the Company and Amantes (the “Amantes January 2025 Loans”). The Amantes January 2025 Loans bear interest at 6% per annum and are due on March 1, 2025 and March 22, 2025, respectively, which may be extended upon mutual agreement of the parties.

As of March 31, 2025 and December 31, 2024, the balance of the Amantes Loans is $1.0 million and $0.7 million, respectively. As of March 31, 2025 and December 31, 2024, the related accrued interest of the loans from Amantes was less than $0.1 million, respectively, and is included in accrued interest, related parties in the unaudited condensed balance sheets. For the three months ended March 31, 2025 and 2024, interest expense related to the Amantes Loans was less than $0.1 million and $0, respectively.

See Note 5 for discussion related to notes which have passed their maturity dates.

Due to Related Party

As of March 31, 2025 and December 31, 2024, the Company has $0.2 million due to the CEO of the Company for compensation under his employment agreement.

Viral Gene

As of March 31, 2025 and December 31, 2024, the Company has $0.1 million due from Viral Gene included in due from related party in the unaudited condensed balance sheets for a loan to Viral Gene and expenses paid on behalf of Viral Gene. The Company’s CEO is also the CEO of Viral Gene. The loan does not bear any interest.

Note 5. Debt

The Company has the following debt outstanding as of March 31, 2025 and December 31, 2024 (in thousands):

		March 31, 2025	December 31, 2024
Feelux Bonds	Short-term debt, net, related parties	$10,000	$10,000
Car-Tcellkor Loan	Short-term debt, net, related parties	800	800
Ewon Loan	Short-term debt, net, related parties	2,000	2,000
Valetudo Loan	Short-term debt, net, related parties	700	700
Valetudo June 2023 Loans	Short-term debt, net, related parties	500	500
Valetudo July 2023 Loan	Short-term debt, net, related parties	250	250
Valetudo August 2023 Loans	Short-term debt, net, related parties	400	400
Ewon September 2023 Loan	Short-term debt, net, related parties	200	200
Valetudo November 2023 Loan	Short-term debt, net, related parties	200	200
Ewon December 2023 Loan	Short-term debt, net, related parties	1,000	1,000
Valetudo January 2024 Loans	Short-term debt, net, related parties	750	750
Prophase February 2024 Loan	Short-term debt, net, related parties	200	200
Prophase March 2024 Loan	Short-term debt, net, related parties	250	250
Prophase April 2024 Loan	Short-term debt, net, related parties	250	250
Prophase May 2024 Loans	Short-term debt, net, related parties	790	790
Prophase July 2024 Loans	Short-term debt, net, related parties	83	83
Prophase August 2024 Loans	Short-term debt, net, related parties	50	50
Hana August 2024 Loans	Short-term debt, net, related parties	850	850
Amantes November 2024 Loans	Short-term debt, net, related parties	700	700
Amantes January 2025 Loans	Short-term debt, net, related parties	300	-
Prophase February 2025 Loan	Short-term debt, net, related parties	206	-
Prophase March 2025 Loan	Short-term debt, net, related parties	207	-

Short-term debt, related parties		$20,686	$19,973

As of March 31, 2025 and December 31, 2024, the Company’s outstanding debt agreements are all classified as current as all are past due with the exception of the Prophase February 2025 Loan and the Prophase March 2025 Loan, which are due within one year and are classified as current in the accompanying unaudited condensed balance sheets. All of the loans are with related parties (see Note 4).

As the Company’s loans are with related parties, the Company and its related parties have mutually agreed to defer repayment until a time that is mutually agreed upon between the Company and its related parties.

Note 6. Members’ Deficit

On May 20, 2018, the Company issued 10,000,000 Class A member units for $0.1 million to its Initial Member. On June 11, 2018, in connection with the Initial Member unit issuance, the Company granted equity-classified options to purchase 16,666,666 member units for $0.01 per unit to the Initial Member, which were exercised in April 2021 for $0.2 million in a non-cash transaction using the amounts in due to related parties.

In May 2022, the Company issued 8,400,000 new Class A member units for $4.2 million, or $0.50 per unit. In December 2022, in conjunction with the Valetudo loans (see Note 4), the Company repurchased 1,400,000 of the Class A member units for $0.7 million, or $0.50 per unit.

In December 2022, the Company received license rights from Metavagen in exchange for 40,000,000 Class A membership units in the Company. The Metavagen License transaction was consummated as the Company has the right to use the license. In March 2023, the Company terminated the 40,000,000 of Class A membership units and the license rights with Metavagen.

In March 2023, the Company exchanged 78,555,554 of the Company’s Class A member units pursuant to a license and development agreement with Valetudo, a related party under common control of the Company.

Member Units Rights

In May 2021, the Company revised its operating agreement to establish the rights of Class A and Class B member units. Prior to May 2021, the Company had one member, holding Class A member units, and no Class B member units.

Revenue and Expense Sharing

The Class B member units are allocated 51% of the annual revenue and expenses. The remaining 49% of the annual revenue and expenses will be allocated on a pro rata basis to the remaining members.

Voting

The Class B member units are allocated 51% of the votes which shall be cast as determined by the majority of the Class B member units. The remaining 49% of the votes will be allocated on a pro rata basis to the remaining member units.

Liquidation

Upon sale, merger or dissolution, the Class B member units are allocated 51% of the liquidation value of the Company. The remaining 49% of the liquidation of the Company will be allocated on a pro rata basis to the remaining members.

Note 7. Loan Receivable

On October 4, 2023, the Company entered into an unsecured promissory note to lend up to an aggregate principal amount up to $1.5 million to Iris (the “Note”). The Note is payable following the earlier of (i) closing of the Business Combination, as defined in the Business Combination Agreement dated November 30, 2022, or (ii) thirty (30) days following the termination of the Business Combination Agreement; provided, however, in the event Iris commences liquidation proceedings, this Note shall be cancelled and all amounts due, including all principal and accrued interest, shall be forgiven. Interest on the Note compounds annually and accrues on each unpaid advance made under the Note at a rate of 5% per annum.

On February 28, 2024, the Company amended the Note (the “Amended Note”), increasing the aggregate principal amount up to $2.5 million.

On August 2, 2024, the Amended Note was further amended to increase the aggregate principal amount up to $3.5 million (the “Second Amended Note”).

On November 27, 2024, the Second Amended Note was further amended to increase the aggregate principal amount up to $5.0 million (the “Third Amended Note”).

As of March 31, 2025 and December 31, 2024, the outstanding balance of the Third Amended Note was $4.2 million and $3.7 million, respectively. For the three months ended March 31, 2025 and 2024, the Company recorded interest income of $0.1 million and less than $0.1 million, respectively, related to the Note, as amended.

Note 8. Commitments and Contingencies

The Company is not a party to any material legal proceedings and is not aware of any material pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

See Note 7 for discussion on funding commitments on the Third Amended Note.

Note 9. Subsequent Events

The Company has completed an evaluation of all subsequent events through May 30, 2025 , the date the unaudited condensed financial statements were issued, to ensure that these unaudited condensed financial statements include appropriate disclosure of events both recognized in the unaudited condensed financial statements and events which occurred but were not recognized in the unaudited condensed financial statements.

In April 2025, the Company borrowed a total of $3.6 million from Prophase, a related party of the Company due to having common executives, pursuant to loan agreements between the Company and Prophase (the “Prophase April 2025 Loans”). The Prophase 2025 Loans bear interest at 6% per annum and are due in May 2025. Given that Prophase is a related party, the Company and Prophase have mutually agreed to defer repayment of the past due loans until a time that is mutually agreed upon by both parties.

Additionally, in April 2025, the Company funded additional advances under the Third Amended Note, of $0.2 million.

Pursuant to the Business Combination Agreement, on April 30, 2025, the Mergers were completed (see Note 1). In connection with the completion of the Mergers, the Amended Note issued to Iris (see Note 7) was netted as Iris and Liminatus are now one consolidated entity.

Subsequent to the Business Combination, $3.4 million of the Prophase April 2025 Loans were converted into funds of the private investment into the combined company.